Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES FIRST QUARTER 2026 FINANCIAL RESULTS
CLEVELAND, OHIO – April 29, 2026 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter of 2026.
Q1 2026 highlights:
•Quarterly net sales of $176.3 million, an increase of 19% from Q1 2025.
•USA sales growth of 26% from Q1 2025, driven by robust demand in energy and communications markets.
•Gross profit margin of 31.3%, up 150 basis points from Q4 2025.
•Diluted EPS of $2.14 per share, up 24% from Q4 2025.
Net sales in the first quarter of 2026 were $176.3 million compared to $148.5 million in the first quarter of 2025, a 19% increase. All segments recorded sales growth compared to the first quarter of 2025, with the PLP-USA business growing by 26%, primarily due to higher demand for energy and communications products. Foreign currency translation had a favorable impact of $7.2 million on the first quarter of 2026 net sales.
Net income for the quarter ended March 31, 2026, was $10.5 million, or $2.14 per diluted share, compared to $11.5 million, or $2.33 per diluted share, for the comparable period in 2025. While gross profit was up approximately $6.5 million from Q1 2025, period expenses were impacted by increased personnel costs supporting strategic market growth in core product offerings in both energy and communications, primarily for sales, sales support and engineering resources. Net income for the first quarter of 2026 was affected by an income tax charge of $1.3 million related to PLP's French subsidiary. Foreign currency translation had a favorable impact of $0.1 million on the first quarter of 2026 net income. Compared against Q4 2025, which contained many of the same tariff headwinds that impacted Q1 2025, gross profit margins, net income, and diluted EPS all increased.
"As we reflect on the first quarter of 2026, I am proud of the Company’s continued resilience in a challenging and dynamic global environment," said Rob Ruhlman, Executive Chairman. "Our team achieved exceptional sales growth this quarter, propelled by outstanding results from our U.S. manufacturing operations and our ability to meet rising demand. We faced margin pressure from higher manufacturing and ongoing tariff-related costs, as well as volatility in commodity prices. However, our impressive 150 basis point increase in gross profit percentage from Q4 2025 shows that we are actively managing these challenges through supply chain optimization, pricing strategies, and investment in efficiency and innovation. Our healthy balance sheet and strong liquidity provide flexibility to pursue strategic acquisitions, while also investing in facility modernization and returning capital to our valued shareholders. While the ongoing tariff and geopolitical uncertainties present challenges, I believe our team is well prepared to adapt. Our focus is unchanged: provide our customers with the high-quality products and superior customer service they have come to expect from PLP."
A presentation on first quarter results will also be available on PLP’s website at www.plp.com/investor-relations.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, tariffs, labor disruptions, military conflict, international hostilities, political instability, exchange rates, natural disasters and health epidemics, the strength of demand and availability of funding for the Company’s products (including in light of price increases) and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the cost, availability and quality of raw materials required for the manufacture of products and customer demand, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2025 Annual Report on Form 10-K filed with the SEC on March 5, 2026 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
ABOUT PLP
PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS	INVESTOR RELATIONS

JOSH NELSON	ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS	CHIEF FINANCIAL OFFICER

+1 440 473 9120	+1 440 473 9246

JOSH.NELSON@PLP.COM	ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY (PLPC)
CONSOLIDATED BALANCE SHEET

	March 31, 2026	December 31, 2025
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$69,452	$83,389
Accounts receivable, net	130,840	113,175
Inventories, net	151,810	148,730
Prepaid expenses	12,998	12,961
Other current assets	6,287	5,206
TOTAL CURRENT ASSETS	371,387	363,461
Property, plant and equipment, net	225,279	222,781
Goodwill	30,351	30,684
Other intangible assets, net	9,837	10,140
Deferred income taxes	6,794	7,481
Other assets	18,181	19,074
TOTAL ASSETS	$661,829	$653,621
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$56,766	$49,520
Notes payable to banks	1,318	1,213
Current portion of long-term debt	5,891	5,392
Accrued compensation and other benefits	24,084	29,207
Accrued expenses and other liabilities	35,532	29,378
TOTAL CURRENT LIABILITIES	123,591	114,710
Long-term debt, less current portion	34,737	32,860
Other noncurrent liabilities and deferred income taxes	29,919	30,500
SHAREHOLDERS' EQUITY
Common shares $2 par value per share, 15,000,000 shares authorized, 4,888,012 and 4,907,787 issued and outstanding, at March 31, 2026 and December 31, 2025	13,890	13,860
Common shares issued to rabbi trust, 222,506 and 222,506 shares at March 31, 2026 and December 31, 2025, respectively	(9,586)	(9,586)
Deferred compensation liability	9,586	9,586
Paid-in capital	66,047	67,217
Retained earnings	593,869	584,360
Treasury shares, at cost, 2,056,379 and 2,021,940 shares at March 31, 2026 and December 31, 2025, respectively	(145,492)	(136,554)
Accumulated other comprehensive loss	(54,790)	(53,365)
TOTAL PLPC SHAREHOLDERS' EQUITY	473,524	475,518
Noncontrolling interest	58	33
TOTAL SHAREHOLDERS' EQUITY	473,582	475,551
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$661,829	$653,621

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended March 31,
	2026	2025
(Thousands, except per share data)	(Unaudited)
Net sales	$176,278	$148,541
Cost of products sold	121,058	99,870
GROSS PROFIT	55,220	48,671
Costs and expenses
Selling	13,769	12,181
General and administrative	21,053	17,626
Research and engineering	6,736	5,479
Other operating (income) expense, net	(54)	255
	41,504	35,541
OPERATING INCOME	13,716	13,130
Other income (expense)
Interest income	777	510
Interest expense	(232)	(376)
Other income, net	69	407
	614	541
INCOME BEFORE INCOME TAXES	14,330	13,671
Income tax expense	3,781	2,118
NET INCOME	$10,549	$11,553
Net loss (income) attributable to noncontrolling interests	(25)	(36)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$10,524	$11,517
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,906	4,928
Diluted	4,927	4,950
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$2.15	$2.34
Diluted	$2.14	$2.33

Cash dividends declared per share	$0.21	$0.20